Exhibit 99.1

For Immediate Release	Contact Randall D. Sampson, CEO and President

CANTERBURY PARK HOLDING CORPORATION COMPLETES

REORGANIZATION INTO HOLDING COMPANY STRUCTURE

NASDAQ TICKER SYMBOL TO REMAIN “CPHC”

SHAKOPEE, Minnesota (July 1, 2016) – Canterbury Park Holding Corporation, a Minnesota corporation (Nasdaq Global Market: CPHC) (the “Company”), today announced that it has completed its previously announced reorganization of the Company’s business into a holding company structure (the “Reorganization”), pursuant to which a recently-formed Minnesota corporation with the same name, Canterbury Park Holding Company (“New Canterbury”), has replaced the Company as the publicly held corporation owned by the Company’s shareholders. At the market open today, July 1, 2016, the shares of common stock of New Canterbury will commence trading on the Nasdaq Global Market under the ticker symbol “CPHC,” the same ticker symbol previously used by the Company.

As a result of the Reorganization, the Company has been merged into a limited liability company subsidiary, Canterbury Park Entertainment LLC. In addition, the Company’s shareholders have automatically become shareholders of New Canterbury on a one-for-one basis, holding the same number of New Canterbury shares and the same ownership percentage after the Reorganization as they held immediately prior to the Reorganization. The business operations, directors and executive officers of the company will not change as a result of the Reorganization.

The Reorganization is generally tax-free for the Company’s shareholders. The Reorganization was approved by shareholders at the Company’s Annual Meeting of Shareholders held on June 28, 2016.